Post-Effective Amendment No.  2 to
                                                         SEC File No.  70-8937



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM U-1

                                   DECLARATION

                                      UNDER

             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, Inc. ("GPU")

                           GPU SERVICE, INC. ("GPUS")
                               300 Madison Avenue

                          Morristown, New Jersey 07960

                        GPU INTERNATIONAL, INC., ("GPUI")
                               One Upper Pond Road

                          Parsippany, New Jersey 07054

               (Name of company filing this statement and address
                         of principal executive offices)

                                    GPU, INC.

          (Name of top registered holding company parent of Applicants)






T. G. Howson,                             Douglas E.  Davidson, Esq.
Vice President and Treasurer              Thelen Reid & Priest LLP
M. J. Connolly,                           40 West 57th Street
Vice President - Legal                    New York, New York 10019
S. L. Guibord, Secretary
GPU Service, Inc.
300 Madison Avenue
Morristown, New Jersey 07960



                   (Names and addresses of agents for service)

      GPU, GPUS and GPUI hereby post-effectively amend their application on Form U-1, docketed in SEC File No. 70-8937, as heretofore amended as follows:

      A. By orders dated April 10, 1997 (HCAR No. 26702) and March 26, 1997 (HCAR No. 26694) (the "Orders"), the Commission, among other things, authorized GPU, through December 31, 2000, to guarantee the debt and other obligations of their direct and indirect subsidiaries that engage in brokering and marketing of electricity, natural gas and other energy commodities throughout the United States ("Energy Subsidiaries") pursuant to Rule 58 under the Act. The guarantees may take the form of bid bonds or performance or other direct or indirect guarantees of contractual or other obligations. The maximum amount of debt and other obligations proposed to be guaranteed at any one time is $150 million.

      B. GPU and GPUI now request an extension of time during which GPU may may guarantee the debt of the Energy Subsidiaries until December 31, 2003. 2003.

      C. In all other respects, the transactions as heretofore authorized by the Commission in this docket would remain unchanged.

      D. The fifth paragraph from the end of paragraph G is amended to read as follows:

      The November 5 Order was predicated, in part, upon the assessment of GPU's overall financial condition which took into account, among other factors, GPU's consolidated capitalization ratio and the recent growth trend in GPU's retained earnings. As of June 30, 1997, the most recent quarterly period for which financial statement information was evaluated in the November 5 Order, GPU's consolidated capitalization consisted of 42.5% common equity and 50.8% debt. As stated in the application that formed the basis for the November 5 Order, GPU's June 30, 1997 pro forma capitalization, reflecting the November 6, 1997 acquisition of PowerNet Victoria, was 33.5% common equity and 60.7% debt.

      E. Item 2 is hereby amended to read in its entirety as follows:

      Item 2.  Fees, Commissions and Expenses.
               ------------------------------

      The estimated fees, commissions and expenses Applicants expect to incur in connection with the proposed transactions are as follows:

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



      Legal Fees

            Thelen Reid & Priest LLP                              $5,000
            Ryan, Russell, Ogden & Seltzer LLP                       500
      Miscellaneous                                                  500
                                                                  ------
      Total                                                       $6,000

      F. The following exhibits are filed in Item 6.

            (a) Exhibits:


                  F-1(a)  -   Opinion of Thelen Reid & Priest LLP.

                  F-2(a)  -   Opinion of Ryan, Russell, Ogden & Seltzer LLP.





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


                                    SIGNATURE

      PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                    GPU, INC.
                                    GPU SERVICE, INC.



                                    By:   /s/ T. G. Howson
                                       -------------------
                                           T. G. Howson,
                                           Vice President and Treasurer


                                    GPU INTERNATIONAL, INC.



                                    By:  /s/ R. P. Lantzy
                                       ------------------
                                        Name: R. P. Lantzy
                                        Title: Senior Vice President
                                        and Chief Operating Officer

Date:  December 11, 2000







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